Exhibit 3.4

ARTICLES OF AMENDMENT

TO

ARTICLES OF ORGANIZATION

OF

AIR LOGISTICS, L.L.C.

These Articles of Amendment to the Articles of Organization of Air Logistics, L.L.C. (the “Company”) is executed and filed pursuant to the provisions of Section 1309 of the Louisiana Limited Liability Company Law (the “LLC Law”). The undersigned does hereby certify as follows:

1. The name of the limited liability company is Air Logistics, L.L.C.

2. The managers of the Company, on January 13, 2010, duly adopted a resolution proposing and declaring advisable the amendment to the Articles of Organization of the Company as described herein, and the Company’s sole member, on January 13, 2010, duly adopted such amendment, all in accordance with the provisions of Sections 1309, 1316 and 1318 of the LLC Law.

3. The Articles of Organization of the Company are hereby amended to reflect a change in the name of the Company by deleting the first article of the Articles of Organization in its entirety and adding the following:

“ARTICLE I

Name

The name of this Limited Liability Company (hereafter, the “LLC”) shall be:

Bristow US L.L.C.”

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment to the Articles of Organization as of the 13th day of January, 2010.

AIR LOGISTICS, L.L.C.

By:	/s/ Randall A. Stafford
Randall A. Stafford, Manager